Exhibit 99.1

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: (208) 658-1037 Boise, Idaho 83714 Fax: (208) 322-5626

News Release

THUNDER MOUNTAIN GOLD ANNOUNCES MANAGEMENT CHANGES

Boise, Idaho – November 28, 2011 - Thunder Mountain Gold, Inc. (the Company) (TSX-V: THM; OTCQB: THMG), a U.S.-based exploration company focused on discovering and defining high quality precious and base metal resources, is pleased to announce changes to its Management Team to facilitate planned changes to the Company to become a broad-based natural resources company.

Effective immediately, the Company`s board has appointed Eric T. Jones, current Chief Financial Officer, and V.P. of Investor Relations, as the new President and CEO of Thunder Mountain Gold Inc.  Jim Collord will take on the new role of Vice President and Chief Operating Officer.  R. Llee Chapman, member of the Company`s Board, and Audit Committee Chairman, will assume the role of Chief Financial Officer for the Company.  Pete Parsley will remain as Vice President and Exploration Manager in order to continue the Company`s precious metals exploration programs.

Jim Collord, out-going President of the Company, said, “This management change makes sense at this time. I have served as the Company as its President for the past 12 years, and as Vice President for 20+ years prior to that.  Rearranging the Management Team in this manner provides the Team the tools they need to move the corporate growth forward”

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold, founded in 1935, holds a 100% interest in several U.S. gold projects. The Company’s principal assets are The South Mountain Project – a historic former producer of polymetallic ore located in southern Idaho, just north of the Nevada border, and their Trout Creek Project – a grass roots gold target in the Eureka-Battle Mountain trend of central Nevada, currently under Joint Venture with Newmont Gold.  For more information on Thunder Mountain, please visit the Company’s website at www.Thundermountaingold.com

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Website: www.thundermountaingold.com

OTCBB: THMG

TSX-V: THM

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.  The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website, such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC.

U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us or the following website: http://www.sec.gov/edgar.shtml.

For further information, please contact:

Thunder Mountain Gold Inc. Eric Jones, President and C.E.O. Email: eric@thundermountaingold.com Phone: (208) 658-1037 Jim Collord, Vice President and C.O.O. Email: jim@thundermountaingold.com